Exhibit 99.1

From: Wendy Parks
            December 22, 2003

NMC files plans for license renewal of We Energies' Point Beach Nuclear Plant
Point Beach filing could extend operation up to 20 years

MILWAUKEE--The Nuclear Management Company (NMC), which operates We Energies' Point Beach Nuclear Plant, submitted a letter today notifying the U.S. Nuclear Regulatory Commission (NRC) that it intends to file an application in February 2004 to renew the operating licenses for the plant's two nuclear reactors for an additional 20 years.

The letter signals to the NRC that the NMC and We Energies are preparing a thorough application, consisting of thousands of pages of supporting documentation and technical analysis demonstrating the need for continued use of safe and reliable nuclear power. The average NRC license renewal review process takes about two years to complete and includes numerous opportunities for public input, plant inspections, and technical and environmental reviews.

"This is an important step in meeting the continued growing needs of our customers with safe, reliable and affordable energy from a diverse fuel mix," said Rick Kuester, president and chief executive officer of We Generation, the generating arm of the company. "The plant also provides hundreds of family supporting jobs and significant state and local tax revenue."

Point Beach, located near Two Rivers, Wis., is owned by We Energies and operated by the NMC. The plant has 1,034 MW of electrical generating capacity between two units. Unit 1 began operation in 1970 and is currently licensed by the NRC until 2010. Unit 2 began operation in 1973 and is licensed by the NRC until 2013.

We Energies serves approximately one million electric customers in Wisconsin and Michigan's Upper Peninsula and over 980,000 natural gas customers in Wisconsin, and its prices are more than 10 percent below the average for major U.S. cities. We Energies is the trade name of Wisconsin Electric Power Company and Wisconsin Gas Company, the principal utility subsidiaries of Wisconsin Energy Corporation (NYSE: WEC). Visit the We Energies Web site at www.we-energies.com. Learn more about Wisconsin Energy Corporation by visiting www.WisconsinEnergy.com.

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